Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Fiscal 2022 Third-Quarter Results

OVERLAND PARK, Kan. (Aug. 4, 2022) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today reported fiscal 2022 third-quarter results.

Fiscal 2022 Third-Quarter and Recent Highlights

•Achieved revenue of $215 million, an 8% year-over-year increase
•Increased Plant Nutrition pricing by 36% year over year, and 12% sequentially to $827 per ton, reflecting continued strength in global fertilizer supply-demand conditions
•Reduced Total Case Incident Rate1, or TCIR, by over half, to a rate of 0.95 for the nine months ended June 30, 2022, reflecting an approximate 58% improvement year over year and the continuation of an excellent safety performance to date
•Amended credit facility to provide financial flexibility and bridge the timing gap between the fiscal 2022 inflationary dynamic that has led to Salt EBITDA margin compression to date and the anticipated fiscal 2023 post-bidding season Salt EBITDA margin recovery
•Announced the signing of non-binding memorandums of understanding to supply LG Energy Solution and Ford Motor Company with a battery-grade lithium product from the company’s lithium brine development project
•Paid down debt with the combined net proceeds from the previously announced sale of the company's South America chemicals business in April 2022 and receipt of the maximum earnout associated with the July 2021 sale of its South America specialty plant nutrition business
•Bolstered board of directors with the appointment of Richard P. Dealy and Melissa M. Miller, deepening the board's operational, financial, and human capital management expertise and experience

All amounts in this press release represent results from continuing operations, except for amounts pertaining to the condensed consolidated statements of cash flows which include results from South America and North American micronutrient discontinued operations, unless otherwise noted.

1    Rate of work-related injuries per 100 full time workers during a one-year period.

Compass Minerals Reports Third Quarter Earnings

Results

(From continuing operations; in millions, except per share data)	Three Months Ended June 30, 2022	Nine Months Ended June 30, 2022
Revenue	$214.7	$994.7
Operating (loss) earnings	(3.5)	36.9
Adjusted EBITDA[2]	28.9	152.1
Net loss	(10.7)	(31.8)
Net loss per diluted share	(0.32)	(0.94)
Adjusted net (loss) earnings[2]	(5.2)	19.4
Adjusted net (loss) earnings[2] per diluted share	(0.16)	0.56

“We achieved third-quarter revenue growth of 8% year over year, enabled by targeted pricing actions across our product portfolio and higher Salt segment sales volumes," said Kevin S. Crutchfield, president and CEO. "While this represented an improvement in our top-line performance, profitability levels came in significantly below our earnings potential – particularly within our Salt segment – as we continued to be impacted by increased production and distribution unit costs. With the North America highway salt bid season well underway, we have successfully begun the process of restoring the Salt segment’s profitability through a value-based strategy aimed at optimizing geography and mix while passing through substantial inflationary costs incurred year to date. We also continue to advance our strategy to expand our essential minerals portfolio into new and attractive, adjacent markets – namely lithium and next-generation fire retardants."

Fiscal 2022 third-quarter consolidated revenue grew 8% year over year, driven by higher Salt segment average price and sales volumes. Consolidated operating earnings declined $4.4 million to an operating loss of $3.5 million for the fiscal 2022 third quarter, while adjusted EBITDA also declined from $33.3 million to $28.9 million over the same period, primarily driven by higher Salt segment production and distribution costs.

Salt Segment Summary
Salt segment fiscal 2022 third-quarter revenue totaled $156.2 million, up 10% year over year, reflecting an 8% increase in average price and a 2% increase in sales volumes. The increase in Salt segment average price reflected 7% higher highway deicing pricing due to product and regional mix and 9% higher C&I pricing driven by broad-based price increases across most C&I product categories, primarily in response to the high-inflation environment.

Salt segment operating earnings in the fiscal 2022 third quarter declined $6.8 million to $12.4 million year over year, and EBITDA declined $9.1 million to $27.7 million over the same period, primarily due to higher production and distribution costs. Salt segment operating margin was 8% in the fiscal 2022 third quarter, down from 13% in the prior year, and EBITDA margin decreased to 18% from 26% over the same period, also primarily due to higher production and distribution costs.

2    Non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measure are provided in tables at the end of this press release.

Compass Minerals Reports Third Quarter Earnings

Bid Season
Approximately 75% of the company's North American highway deicing bidding process for the 2022-2023 winter season has been completed. Based on season-to-date bidding activity, the company expects its average contract price for the upcoming winter season to rise by approximately 14%. As a result of its prioritization of a value-over-volume strategic focus, the company expects an approximate 13% decrease in total committed bid volumes compared to the prior season, depending on how the balance of this bidding season transpires.

Plant Nutrition Segment Summary
Plant Nutrition segment fiscal 2022 third-quarter revenue totaled $55.6 million, up 3% year over year, driven by a 36% increase in average price, mostly offset by lower sales volumes. Fiscal 2022 third-quarter operating earnings increased $9.9 million year over year to $10.6 million, while EBITDA totaled $19.4 million compared to $9.8 million in the prior-year period, as favorable pricing offset higher per-unit costs and lower sales volumes. Fiscal 2022 third-quarter operating margin was 19% compared to 1% in the prior year and EBITDA margin was 35% compared to 18% in the prior year.

Cash Flow
Net cash provided from operating activities amounted to $148.9 million for the nine months ended June 30, 2022, down $48.2 million year over year.

Net cash used in investing activities was $53.1 million for the nine months ended June 30, 2022, up $48.0 million year over year, primarily driven by payments related to the previously announced acquisition of an additional ownership interest in Fortress North America, a next-generation fire retardant company, and a $7.9 million increase in capital spending compared to the prior-year period.

Net cash used for financing activities was $69.8 million for the nine months ended June 30, 2022, down $105.6 million year over year, principally reflecting lower cash flows from operations and higher investment activities, partially offset by a reduction in dividends paid.

The company ended the quarter with $240.4 million of liquidity, which includes $47.2 million in cash and cash equivalents and $193.2 million of availability under its $300 million revolving credit facility.

Outlook
The company is narrowing its fiscal 2022 consolidated adjusted EBITDA estimate to a range of $175 million to $195 million from its prior range of $170 million to $200 million. This adjustment results in maintaining guidance at the midpoint, while reflecting a narrower range of expected potential financial outcomes over the balance of the year, with three quarters of the fiscal year having transpired. Within the Salt segment, year-to-date margin compression due to higher costs compared to the prior-year period is expected to continue through the balance of the fiscal year, as the company continues its efforts to restore segment profitability as part of the ongoing North America highway deicing bidding season. Plant Nutrition segment financial results for the balance of the fiscal year are expected to continue to be primarily influenced by production performance and pricing dynamics.

Compass Minerals Reports Third Quarter Earnings

FISCAL 2022 Guidance (for continuing operations):
	2H FY22	FY22
Consolidated
Adjusted EBITDA		$175 million to $195 million
Salt Segment
Volume		12.3 million to 12.6 million tons
Revenue	$320 million to $340 million
EBITDA	$55 million to $65 million
Plant Nutrition Segment
Volume		270,000 to 280,000 tons
Revenue	$98 million to $108 million
EBITDA	$37 million to $43 million
Corporate
Corporate and other expense[1]		~$70 million
Interest expense		~$56 million
Depreciation, depletion and amortization		~$110 million
Capital expenditures		~$100 million
Effective tax rate[2]		~35%
1 Excludes depreciation, amortization and stock-based compensation.
2 Excludes tax expense from valuation allowance.

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Friday, Aug. 5, at 8:30 a.m. ET. To access the conference call, interested parties should visit the company’s website at compassminerals.com or dial 1-888-550-5768. Callers must provide the conference ID number 3632674. Outside of the U.S. and Canada, callers may dial 1-646-960-0469. An audio replay of the call will be available on the company’s website.

A corporate presentation with fiscal 2022 third-quarter performance results will also be available at investors.compassminerals.com.

About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, the company is pursuing development of a sustainable lithium brine resource to support the North American battery market and is a minority owner of Fortress North America, a next-generation fire retardant company. Compass Minerals operates 12 production and packaging facilities with nearly 2,000 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Compass Minerals Reports Third Quarter Earnings

Investor Contact	Media Contact
Valerie Tymosko	Rick Axthelm
Interim Senior Director of Investor Relations	Chief Public Affairs and Sustainability Officer
+1.913.344.9496	+1.913.344.9198
InvestorRelations@compassminerals.com	MediaRelations@compassminerals.com

Forward-Looking Statements and Other Disclaimers
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about Salt profitability recovery; the company's lithium brine development project; earnings potential; ability to optimize mix and pass through inflationary costs; strategy; efforts to expand the company's minerals portfolio; bid season, including expected pricing and volumes; Plant Nutrition production performance and pricing dynamics; and the company’s outlook for the second half of fiscal 2022 and fiscal 2022, including its expectations regarding adjusted EBITDA, volume, revenue, EBITDA, corporate and other expense, interest expense, depreciation, depletion and amortization, capital expenditures and tax rates. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) inflation, the cost and availability of transportation for the distribution of the company’s products and foreign exchange rates, (iii) pressure on prices and impact from competitive products, (iv) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives, (v) the risk that the company may not realize the expected financial or other benefits from the proposed development of its lithium mineral resource or its investment in Fortress North America, and (vi) impacts of the COVID-19 pandemic. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Transition Report on Form 10-KT for the transition period ended Sept. 30, 2021 and its Quarterly Reports on Form 10-Q for the quarters ended Dec. 31, 2021, March 31, 2022 and June 30, 2022 filed or to be filed with the SEC, as well as the company's other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

The company has completed an initial assessment to define the lithium resource at Compass Minerals’ existing operations in accordance with applicable SEC regulations, including Subpart 1300. Pursuant to Subpart 1300, mineral resources are not mineral reserves and do not have demonstrated economic viability. The company’s mineral resource estimates, including estimates of the lithium resource, are based on many factors, including

Compass Minerals Reports Third Quarter Earnings

assumptions regarding extraction rates and duration of mining operations, and the quality of in-place resources. For example, the process technology for commercial extraction of lithium from brines with low lithium and high impurity (primarily magnesium) is still developing. Accordingly, there is no certainty that all or any part of the lithium mineral resource identified by the company’s initial assessment will be converted into an economically extractable mineral reserve.

Non-GAAP Measures
In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses a variety of non-GAAP financial measures described below to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.

Management uses EBITDA, EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) and EBITDA margin to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. Management also uses adjusted operating earnings, adjusted operating margin, adjusted net earnings, and adjusted net earnings per diluted share, which eliminate the impact of certain items that management does not consider indicative of underlying operating performance. The presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. Management believes these non-GAAP financial measures provide management and investors with additional information that is helpful when evaluating underlying performance. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. In addition, Adjusted EBITDA and Adjusted EBITDA margin exclude certain cash and non-cash items, including stock-based compensation. Consequently, any measure that excludes these elements has material limitations. The non-GAAP financial measures used by management should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. These measures are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the method of calculation. The calculation of non-GAAP financial measures as used by management is set forth in the following tables. All margin numbers are defined as the relevant measure divided by sales. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company’s results.

Compass Minerals Reports Third Quarter Earnings

Reconciliation for Adjusted Net (Loss) Earnings (unaudited, in millions)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Net (loss) earnings from continuing operations	$(10.7)	$(16.4)	$(31.8)	$40.2
Executive transition costs, net of tax(1)	—	—	3.2	—
Accrued loss and legal costs related to SEC investigation, net of tax(2)	3.1	0.3	17.6	3.5
Deferred tax valuation allowance(3)	2.4	—	30.4	—
Adjusted net (loss) earnings from continuing operations	$(5.2)	$(16.1)	$19.4	$43.7

Net (loss) earnings from continuing operations per diluted share	$(0.32)	$(0.49)	$(0.94)	$1.15
Adjusted net (loss) earnings from continuing operations per diluted share	$(0.16)	$(0.48)	$0.56	$1.25
Weighted-average common shares outstanding (in thousands):
Diluted	34,154	34,078	34,110	34,022
(1)    The company incurred severance and other costs related to executive transition of $3.8 million ($3.2 million net of tax) for the nine months ended June 30, 2022.
(2)    The company recorded a contingent loss accrual and recognized costs, net of reimbursements, related to the ongoing SEC investigation of $2.8 million and $0.3 million ($3.1 million and $0.3 million net of tax) in the three months ended June 30, 2022 and 2021, respectively. The company recorded a contingent loss accrual and incurred net costs related to the ongoing SEC investigation of $19.5 million and $4.7 million ($17.6 million and $3.5 million net of tax) for the nine months ended June 30, 2022 and 2021, respectively.
(3)    The company recognized a valuation allowance for certain deferred tax assets due to their uncertainty of being realized.

Reconciliation for Adjusted Operating (Loss) Earnings (unaudited, in millions)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Operating (loss) earnings	$(3.5)	$0.9	$36.9	$105.0
Executive transition costs(1)	—	—	3.8	—
Accrued loss and legal costs related to SEC investigation(2)	2.8	0.3	19.5	4.7
Adjusted operating (loss) earnings	$(0.7)	$1.2	$60.2	$109.7
Sales	214.7	199.4	994.7	934.1
Operating margin	(1.6)%	0.5%	3.7%	11.2%
Adjusted operating margin	(0.3)%	0.6%	6.1%	11.7%
(1)    The company incurred severance and other costs related to executive transition.
(2)    The company recorded a contingent loss accrual during the three and nine months ended June 30, 2022, and recognized costs, net of reimbursements, related to the ongoing SEC investigation during the three and nine months ended June 30, 2022 and 2021.

Compass Minerals Reports Third Quarter Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Net (loss) earnings from continuing operations	$(10.7)	$(16.4)	$(31.8)	$40.2
Interest expense	13.4	15.0	41.2	46.2
Income tax (benefit) expense	(1.1)	1.7	28.1	9.3
Depreciation, depletion and amortization	27.0	30.0	83.2	90.0
EBITDA from continuing operations	28.6	30.3	120.7	185.7
Adjustments to EBITDA from continuing operations:
Stock-based compensation - non cash	3.9	2.3	11.6	8.2
(Gain) loss on foreign exchange	(6.1)	1.1	(3.5)	9.4
Executive transition costs(1)	—	—	4.3	—
Accrued loss and legal costs related to SEC investigation(2)	2.8	0.3	19.5	4.7
Other income, net	(0.3)	(0.7)	(0.5)	(0.2)
Adjusted EBITDA from continuing operations	28.9	33.3	152.1	207.8
Adjusted EBITDA from discontinued operations	3.1	8.5	19.0	44.9
Adjusted EBITDA including discontinued operations	$32.0	$41.8	$171.1	$252.7
(1)    The company incurred severance and other costs related to executive transition.
(2)    The company recorded a contingent loss accrual during the three and nine months ended June 30, 2022, and recognized costs, net of reimbursements, related to the ongoing SEC investigation during the three and nine months ended June 30, 2022 and 2021.

Salt Segment Performance (unaudited, in millions, except for sales volumes and prices per short ton)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Sales	$156.2	$142.6	$821.4	$740.1
Operating earnings	$12.4	$19.2	$101.1	$155.3
Operating margin	7.9%	13.5%	12.3%	21.0%
EBITDA(1)	$27.7	$36.8	$148.8	$208.3
EBITDA(1) margin	17.7%	25.8%	18.1%	28.1%
Sales volumes (in thousands of tons):
Highway deicing	1,232	1,212	8,854	7,966
Consumer and industrial	451	445	1,600	1,502
Total Salt	1,683	1,657	10,454	9,468
Average prices (per ton):
Highway deicing	$63.73	$59.42	$61.25	$61.98
Consumer and industrial	$172.41	$158.78	$174.47	$164.08
Total Salt	$92.83	$86.12	$78.58	$78.17
(1)    Non-GAAP financial measure. Reconciliations follow in these tables.

Compass Minerals Reports Third Quarter Earnings

Reconciliation for Salt Segment EBITDA (unaudited, in millions)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Reported GAAP segment operating earnings	$12.4	$19.2	$101.1	$155.3
Depreciation, depletion and amortization	15.3	17.6	47.7	53.0
Segment EBITDA	$27.7	$36.8	$148.8	$208.3
Segment sales	156.2	142.6	821.4	740.1
Segment EBITDA margin	17.7%	25.8%	18.1%	28.1%

Plant Nutrition Segment Performance (unaudited, dollars in millions, except for prices per short ton)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Sales	$55.6	$53.8	$164.5	$185.7
Operating earnings	$10.6	$0.7	$24.5	$9.3
Operating margin	19.1%	1.3%	14.9%	5.0%
EBITDA(1)	$19.4	$9.8	$50.9	$36.2
EBITDA(1) margin	34.9%	18.2%	30.9%	19.5%
Sales volumes (in thousands of tons)	67	88	224	325
Average price (per ton)	$827	$610	$735	$572
(1)    Non-GAAP financial measure. Reconciliations follow in these tables.

Reconciliation for Plant Nutrition Segment EBITDA (unaudited, in millions)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Reported GAAP segment operating earnings	$10.6	$0.7	$24.5	$9.3
Depreciation, depletion and amortization	8.8	9.1	26.4	26.9
Segment EBITDA	$19.4	$9.8	$50.9	$36.2
Segment sales	55.6	53.8	164.5	185.7
Segment EBITDA margin	34.9%	18.2%	30.9%	19.5%

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Sales	$214.7	$199.4	$994.7	$934.1
Shipping and handling cost	58.7	51.6	314.5	250.4
Product cost	122.1	117.6	521.8	486.6
Gross profit	33.9	30.2	158.4	197.1
Selling, general and administrative expenses	37.4	29.3	121.5	92.1
Operating (loss) earnings	(3.5)	0.9	36.9	105.0
Other expense:
Interest expense	13.4	15.0	41.2	46.2
(Gain) loss on foreign exchange	(6.1)	1.1	(3.5)	9.4
Other expense (income), net	1.0	(0.5)	2.9	(0.1)
(Loss) earnings from continuing operations before income taxes	(11.8)	(14.7)	(3.7)	49.5
Income tax (benefit) expense from continuing operations	(1.1)	1.7	28.1	9.3
Net (loss) earnings from continuing operations	(10.7)	(16.4)	$(31.8)	$40.2
Net earnings (loss) from discontinued operations	2.8	73.5	14.2	(169.4)
Net (loss) earnings	$(7.9)	$57.1	$(17.6)	$(129.2)

Basic net (loss) earnings from continuing operations per common share	$(0.32)	$(0.49)	$(0.94)	$1.15
Basic net earnings (loss) from discontinued operations per common share	0.08	2.13	0.42	(4.98)
Basic net (loss) earnings per common share	$(0.23)	$1.64	$(0.52)	$(3.83)

Diluted net (loss) earnings from continuing operations per common share	$(0.32)	$(0.49)	$(0.94)	$1.15
Diluted net earnings (loss) from discontinued operations per common share	0.08	2.12	0.42	(4.98)
Diluted net (loss) earnings per common share	$(0.23)	$1.63	$(0.52)	$(3.83)
Weighted-average common shares outstanding (in thousands):(1)
Basic	34,154	34,020	34,105	33,984
Diluted	34,154	34,078	34,110	34,022
(1)Weighted participating securities include RSUs and PSUs that receive non-forfeitable dividends and consist of 372,000 and 423,000 weighted participating securities for the three and nine months ended June 30, 2022, respectively, and 432,000 and 418,000 weighted participating securities for the three and nine months ended June 30, 2021, respectively.

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	June 30,	Sept. 30,
	2022	2021
ASSETS
Cash and cash equivalents	$47.2	$18.1
Receivables, net	108.6	132.8
Inventories	268.9	321.7
Current assets held for sale	—	9.9
Other current assets	54.6	48.9
Property, plant and equipment, net	802.5	830.5
Intangible and other noncurrent assets	295.2	269.0
Total assets	$1,577.0	$1,630.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$—	$—
Current liabilities held for sale	—	9.6
Other current liabilities	189.4	185.8
Long-term debt, net of current portion	885.9	935.4
Deferred income taxes and other noncurrent liabilities	200.8	207.0
Total stockholders' equity	300.9	293.1
Total liabilities and stockholders' equity	$1,577.0	$1,630.9

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Nine Months Ended June 30,
	2022	2021
Net cash provided by operating activities(1)	$148.9	$197.1

Cash flows from investing activities:
Capital expenditures(2)	(68.9)	(61.0)
Proceeds from sale of business	61.2	56.7
Investment in equity method investee	(46.3)	(4.5)
Other, net	0.9	3.7

Net cash used in investing activities	(53.1)	(5.1)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	346.3	345.8
Principal payments on revolving credit facility borrowings	(341.7)	(411.0)
Proceeds from issuance of long-term debt	50.8	120.3
Principal payments on long-term debt	(106.6)	(155.6)
Dividends paid	(15.7)	(73.6)
Deferred financing costs	(0.4)	(0.1)
Proceeds from stock option exercised	0.3	1.4
Shares withheld to satisfy employee tax obligations	(1.9)	(1.3)
Other, net	(0.9)	(1.3)

Net cash used in financing activities	(69.8)	(175.4)
Effect of exchange rate changes on cash and cash equivalents	0.2	2.9
Net change in cash and cash equivalents	26.2	19.5
Cash and cash equivalents, beginning of the year	21.0	34.1

Cash and cash equivalents, end of period	47.2	53.6
Less: cash and cash equivalents included in current assets held for sale	—	(27.3)
Cash and cash equivalents of continuing operations, end of period	$47.2	$26.3
(1)Includes cash flows provided by (used in) discontinued operations of $9.4 million and $(53.8) million in 2022 and 2021, respectively.
(2)Includes capital expenditures of $1.6 million and $9.2 million related to discontinued operations in 2022 and 2021, respectively.

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended June 30, 2022	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$156.2	$55.6	$2.9	$214.7
Intersegment sales	—	1.9	(1.9)	—
Shipping and handling cost	52.2	6.5	—	58.7
Operating earnings (loss)(2)	12.4	10.6	(26.5)	(3.5)
Depreciation, depletion and amortization	15.3	8.8	2.9	27.0
Total assets (as of end of period)	980.6	441.2	155.2	1,577.0

Three Months Ended June 30, 2021	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$142.6	$53.8	$3.0	$199.4
Intersegment sales	—	2.5	(2.5)	—
Shipping and handling cost	44.3	7.3	—	51.6
Operating earnings (loss)(2)	19.2	0.7	(19.0)	0.9
Depreciation, depletion and amortization	17.6	9.1	3.3	30.0
Total assets (as of end of period)	986.5	456.6	98.5	1,541.6

Nine Months Ended June 30, 2022	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$821.4	$164.5	$8.8	$994.7
Intersegment sales	—	5.0	(5.0)	—
Shipping and handling cost	294.0	20.5	—	314.5
Operating earnings (loss)(2)	101.1	24.5	(88.7)	36.9
Depreciation, depletion and amortization	47.7	26.4	9.1	83.2

Nine Months Ended June 30, 2021	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$740.1	$185.7	$8.3	$934.1
Intersegment sales	—	5.4	(5.4)	—
Shipping and handling cost	223.6	26.8	—	250.4
Operating earnings (loss)(2)	155.3	9.3	(59.6)	105.0
Depreciation, depletion and amortization	53.0	26.9	10.1	90.0
(1)    Corporate and other includes corporate entities, records management operations, equity method investments and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, lithium-related expenditures, as well as costs for the human resources, information technology, legal and finance functions.
(2)    Corporate operating results include a contingent loss accrual and costs, net of reimbursements, related to the ongoing SEC investigation of $2.8 million for the three months ended June 30, 2022. The nine months ended June 30, 2022 results include executive transition costs of $3.8 million and a contingent loss accrual and net costs related to the ongoing SEC investigation of $19.5 million. Corporate operating results also include costs related to the ongoing SEC investigation of $0.3 million and $4.7 million for the three and nine months ended June 30, 2021, respectively.